TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

China ThermaTech, Inc.

BVI COMPANY NUMBER **1629939**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 31st day of January, 2011 has changed its name to

Mullan Agritech, Inc.

this 9th day of August, 2013.

for **REGISTRAR OF CORPORATE AFFAIRS**
9th day of August, 2013